SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 7, 2011

Watts Water Technologies, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-11499	04-2916536
(State or other juris- diction of incorporation	(Commission File Number)	(IRS Employer Identification No.)

815 Chestnut Street, North Andover, MA	01845
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (978) 688-1811

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Watts Water Technologies, Inc. (the “Registrant”) and Merilee Raines entered into an indemnification agreement dated as of February 7, 2011 in connection with her election as a Director of the Registrant.

The indemnification agreement entered into between the Registrant and Ms. Raines is the Registrant’s standard form of indemnification agreement, a copy of which was filed as Exhibit 10.2 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2008. The indemnification agreement provides indemnity, including the advancement of expenses, to the directors and certain officers of the Registrant against liabilities incurred in the performance of their duties to the fullest extent permitted by the General Corporation Law of the State of Delaware.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Election of Director

On February 7, 2011, the Board of Directors of the Registrant elected Merilee Raines to serve as a member of the Registrant’s Board of Directors until the Registrant’s 2011 Annual Meeting of Stockholders or until her successor has been duly elected and qualified. Ms. Raines was also appointed by the Board to serve as a member of each of the Audit Committee and the Nominating and Corporate Governance Committee of the Board of Directors.

Ms. Raines, age 55, has served as Chief Financial Officer of IDEXX Laboratories, Inc. since October 2003. Prior to becoming Chief Financial Officer, Ms. Raines held several management positions with IDEXX Laboratories, including Corporate Vice President of Finance, Vice President and Treasurer of Finance, Director of Finance, and Controller. IDEXX Laboratories develops, manufactures and distributes diagnostic and information technology products and services for pet and production animal health, water quality and milk safety, and human point-of-care diagnostics. Ms. Raines earned a bachelor’s degree in mathematics from Bowdoin College and an MBA from the University of Chicago.

Ms. Raines will receive a full quarterly installment of the cash retainer for non-employee directors for the first quarter of 2011 in the amount of $15,000. Ms. Raines will also receive a pro-rated grant of stock for the current Board term under the Registrant’s 2004 Stock Incentive Plan with a fair market value equal to $15,000 based on the last sale price per share of the Registrant’s Class A Common Stock on the New York Stock Exchange on the third business day after the date that the Registrant releases its final earnings results for the quarter and year ended December 31, 2010.

There are no transactions in which Ms. Raines has an interest requiring disclosure under Item 404(a) of Regulation S-K.

The disclosure contained in Item 1.01 is incorporated herein by reference.

Departure of Directors

On February 7, 2011, Kenneth J. McAvoy, a Director of the Registrant, informed the Board of his decision not to stand for re-election at the Registrant’s 2011 Annual Meeting of Stockholders, which will be held on May 11, 2011. Mr. McAvoy advised the Board that his decision was made for personal reasons and was not the result of any dispute or disagreement with the Registrant on any matter relating to the Registrant’s operations, policies or practices. Mr. McAvoy currently serves as a member of the Audit Committee and the Nominating and Corporate Governance Committee.

The Registrant’s Corporate Governance Guidelines provide that no member of the Board shall be nominated by the Board to serve as a director of the Registrant after he or she has passed his or her 72nd birthday, unless the Board has voted to waive the mandatory retirement age of such person as a director. Gordon W. Moran, a Director of the Registrant, has passed his 72nd birthday, and therefore Mr. Moran will also not stand for re-election at the Registrant’s 2011 Annual Meeting of Stockholders.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 8, 2011	WATTS WATER TECHNOLOGIES, INC.
	By:	/s/ Kenneth R. Lepage __________________________________ Kenneth R. Lepage General Counsel